Exhibit 99.B(P)(3)

VALU-TRAC INVESTMENT MANAGEMENT LIMITED

CODE OF ETHICS, INCLUDING PERSONAL INVESTMENT AND TRADING
POLICY, AND STATEMENT ON INSIDER TRADING

JULY 2007

I.              CODE OF ETHICS

This Code of Ethics, including Personal Investment and Trading Policy, and Statement on Insider Trading (the “Code”) is adopted Pursuant to Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940 (the “Advisers Act”) and to Investment Company Act Rule 17j-1.  It relates to the operations of Valu-Trac Investment Management Limited (“Valu-Trac”) as a registered investment adviser and is an adjunct to, and must be read in conjunction with, Valu-Trac’s Registered Investment Adviser Compliance and Procedures Manual (the “Manual”).  Certain defined terms are used throughout this Code.  In each instance, the first time those terms are defined, they are set forth in quotation marks and bold-face type, and the definition of the term appears in the text of this Code immediately preceding or following the term or in the text of a footnote associated with the term.  The Code has five basic parts, which are set forth in the remainder of this Section I.

A.            Standard of Business Conduct

Valu-Trac seeks to foster and maintain a reputation for honesty, integrity and professionalism.  Valu-Trac’s reputation is a vital business asset.  The confidence and trust placed in Valu-Trac are highly valued and must be protected.  As a result, Valu-Trac and its “Supervised Persons”(1) must not act or behave in any manner or engage in any activity that (1)

(1) The term “Supervised Person” means (1) any partner, officer, director of Valu-Trac, or other person occupying a similar status or performing similar function; (2) employees of Valu-Trac; and (3) any other persons who provide advice on behalf of Valu-Trac and are subject to Valu-Trac’s supervision and control.

creates even the suspicion or appearance of the misuse of material, nonpublic information by Valu-Trac or any Supervised Person or (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any “Client”(2) or “Investor.”(3) In additional, Valu-Trac and its Supervised Persons should be mindful of activity that creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between any Client or Investor, on the one hand, and Valu-Trac or any Supervised Person, on the other hand.  All Supervised Persons should be familiar with and abide by the disclosure regarding conflicts of interest included in the offering materials for Valu-Trac’s funds and in Valu-Trac’s Form ADV Part II.  In furtherance of this part of the Code, Valu-Trac has adopted a Personal Investment and Trading Policy that is found at Section II. of this Code and a Statement on Insider Trading that is found at Section III. of this Code.  Both must be complied with.

B.            Duty to Comply with Applicable Laws and this Code.

All Supervised Persons are required to comply with this Code and the “Federal Securities Laws,”(4) and in particular to carry out the fiduciary duty owed by Valu-Trac to its Clients and Investors, which requires that Valu-Trac always act in the best interest of its Clients and Investors and place their interests before Valu-Trac’s interests.

C.            Reporting and Review of Securities Transactions of Access Persons

“Access Persons”(5) must report, and Valu-Trac will review and maintain a record of, every transaction in any “Security”(6) (with certain exceptions, as described below) in which

(2) The term “Client” means any investment entity, including any pooled investment vehicle, or account advised or managed or subadvised by Valu-Trac.

(3) The term “Investor” means any investor in an investment entity that is a Client.

(4) The term “Federal Securities Laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(5) The term “Access Person” means (1) any Supervised Person who (a) has access to nonpublic information regarding a Client’s purchase or sale of securities; (b) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; (c) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic and (2) all of the directors, officers or partners of Valu-Trac.  By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients.  Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.

(6) The term “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.  Please note that under this definition, “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

The following are not Securities: commodities, commodity futures and options thereon, and commodity options traded on a commodities exchange, including currency futures.  Although futures on a single security and on a “narrow-based security index” as defined in Exchange Act Section 3(a)(55)(B) are securities, futures on a broad-based security index are not.

any Access Person acquires or disposes of “Beneficial Ownership”(7) of such Security and such Security is or was held in an account over which the Access Person has direct or indirect influence or control.  Additionally, certain transactions in Securities must be pre-approved by Valu-Trac.  These reporting requirements and review, approval, and recordkeeping procedures are set forth in more detail in Section II. of this Code.

D.            Duty to Report Violations.

Each Supervised Person is required to promptly notify the Chief Compliance Officer in the event such Supervised Person knows or has reason to believe that such Supervised Person or any other Supervised Person has violated any provision of this Code.  If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code, such Supervised Person must promptly notify the Chief Executive and is not required to so notify the Chief Compliance Officer.

Valu-Trac is committed to fostering a culture of compliance.  Valu-Trac therefore urges you to contact the Chief Compliance Officer or the Chief Executive if you believe you have any reason to do so.  You will not be penalized and your status at Valu-Trac will not be

(7) You will be considered to have “Beneficial Ownership” in a Security if: (1) you have a “Pecuniary Interest” (as defined in the next paragraph) in such Security; (2) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (3) you have the power to dispose, or direct the disposition of, such Security.  If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Compliance Officer.

You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security.  The term Pecuniary Interest is construed very broadly.  The following examples illustrate this principle:  (a) ordinarily, you will be deemed to have a Pecuniary Interest in all Securities owned by members of your “Immediate Family” (as defined in the next paragraph) share the same household with you; (b) if you are a general partner of a general or limited partnership, you will be deemed to have a Pecuniary Interest in all Securities held by such partnership; (c) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a Pecuniary Interest in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (d) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in such Securities, whether or not your right is presently exercisable; (e) if you are a member-manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by such limited liability company; and (f) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust.  If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.

For purposes of this Policy, Statement and Code, the term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

jeopardized by communicating with the Chief Compliance Officer or Chief Executive.  Reports of violations or suspected violations also may be submitted anonymously to the Chief Compliance Officer or the Chief Executive.  Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

E.             Duty to Provide Copy of the Code and Related Certification.

Valu-Trac shall provide all Supervised Persons with a copy of this Code and all subsequent amendments hereto.  By law, all Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer of their initial receipt and review of this Code, their annual review of this Code and their receipt and review of any subsequent amendments to this Code.

II.            PERSONAL INVESTMENT AND TRADING POLICY – APPLICABLE ONLY TO ACCESS PERSONS

A.            General Prohibition on Certain Securities Transactions

No Access Person may engage in a personal transaction in a Security that is also the subject of a transaction by a Client if such Access Person’s transaction would disadvantage or appear to disadvantage the Client or if such Access Person would profit from or appear to profit from such transaction at the expense of the Client.  The following specific restrictions apply to all trading activity by Access Persons:

1.             Any transaction in a Security in anticipation of an order from or on behalf of a Client (front running) is prohibited.

2.             Any transaction of a Security included on the list of issuers maintained by Valu-Trac that includes the name of any company (whether or not a Client) as to which one or more individuals at Valu-Trac may have material information which has not been publicly disclosed (the “Restricted List”) is prohibited.  Please contact the Chief Compliance Officer for additional information regarding the Restricted List.

3.             Any transaction in a Security which the Access Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale,(8) by or on behalf of a Client is prohibited until the Client’s transaction has been completed or consideration of such transaction is abandoned.

4.             Any transaction in a Security on the same day on which any Client has a pending or actual transaction is prohibited.

(8) A Security is “being considered for purchase or sale” the earlier of when a recommendation to purchase or sell has been made and communicated or the Security is placed on Valu-Trac’s research project lists and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

5.             Any transaction in a Security during the period which begins seven days before and ends with seven business days after any Client has traded in that Security is prohibited.

6.             Any short selling or option trading that is economically opposite any pending transaction for any Client is prohibited.

7.             Any transaction in a mutual fund share that would result in an Access Person’s profiting in the purchase and sale or sale and purchase, of such share within 60 calendar days, is prohibited.

8.             Any transaction that would result in “short swing” profits under Section 16 of the Exchange Act is prohibited.   This provision is not normally expected to be relevant to Valu-Trac’s Access Persons.

B.            Transactions Not Generally Prohibited But That Require Pre-Clearance by the Chief Compliance Officer.

Access Person transactions that would result in an Access Person’s acquisition of a direct or indirect Beneficial Ownership of any Securities in an “Initial Public Offering”(9) or a “Limited Offering”(10) must first be cleared in writing by the Chief Compliance Officer.  If an Access Person wishes to engage in such a transaction, he or she must first submit an Access Person Trade Pre-clearance Form (a copy of which is attached as Appendix V hereto) to the Chief Compliance Officer. The Chief Compliance Officer will notify an Access Person within five business days of any conflict and will advise whether the Access Person’s transaction has been cleared.  A transaction for an Access Person account may be disapproved if it is determined by the Chief Compliance Officer that the Access Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any transaction for any Client (each a “Client Transaction”), any of the above-described trading restrictions, or this Code.

The determination that an Access Person may unfairly benefit from, or that an Access Person transaction may conflict with or appears to be in conflict with, a Client Transaction will be subjective and individualized. Any disapproval of an Access Person transaction shall be in writing.  An Access Person may appeal any such disapproval by written notice to the Chief Compliance Officer within two business days after receipt of notice of disapproval.  Such appeal shall be resolved promptly by Valu-Trac’s outside counsel.

(9) The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(10) The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

III.           SECURITIES HOLDINGS AND TRANSACTION REPORTING – APPLICABLE ONLY TO ACCESS PERSONS

Access Persons must submit to the Chief Compliance Officer periodic written reports about their Securities holdings, transactions, and accounts (and the Securities holdings, transactions, and accounts of other persons if the Access Person has Beneficial Ownership of such Securities or direct or indirect influence or control over such accounts).  The obligation to submit these reports and the content of these reports are governed by Rule 204A-1 of the Advisers Act.  The reports are intended to identify conflicts of interest that could arise with respect to an Access Person’s Security investments or accounts, and to promote compliance with this Code.  Valu-Trac is sensitive to privacy concerns, and will take commercially reasonable efforts not to disclose your reports to anyone unnecessarily.  Report forms are attached at Appendix II and III.  [The Adopting Release recommends, but does not require, that larger investment advisory firms consider storing all forms in an electronic, searchable database.  See footnote 59 and accompanying text of the Adopting Release.]

Failure to file a timely, accurate, and complete report is a serious breach of Rule 204A-1 and this Code.  If an Access Person is late in filing a report, or files a report that is misleading or incomplete, such Access Person may face sanctions including, but not necessarily limited to:  (a) a warning; (b) demotion (which may be substantial); (c) withholding of salary and/or bonus; (d) suspension of employment (with or without pay); (e) termination of employment; or (f) referral to civil or governmental authorities for possible civil or criminal prosecution.

A.            Initial and Annual Holdings Reports

Within ten days after you become an Access Person, and no later than November 28th of each year thereafter, you must submit to the Chief Compliance Officer a holdings report (a form of which is attached as Appendix II hereto) based on information that is current for initial reports as of a date not more than 45 days prior to the date you become an Access Person (the “Initial Report Date”), and for annual reports as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”), and that contains:

1.             The name/title and type of “Reportable Security,”(11) and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you had direct or indirect Beneficial Ownership on the

(11) The term “Reportable Security” includes all Securities other than:  (1) direct obligations of the U.S. Government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds registered under the Investment Company Act, other than (a) any fund for which Valu-Trac serves as investment adviser; or (b) any fund the investment adviser or principal underwriter for which controls Valu-Trac, is controlled by Valu-Trac, or is under common control with Valu-Trac ((a) and (b) are collectively, “Reportable Funds” – Rydex International Rotation Fund is a Reportable Fund); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds ((1)-(5) are collectively referred to in this Code as “Non-Reportable Securities”).

Initial Report Date or the Annual Report Date, as relevant.  You may provide this information by referring to copies of broker transaction confirmations or account statements that contain the information and that are attached to the holdings report you submit.

2.             The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) (each, a “Broker”) that maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial Ownership on the Initial Report Date or the Annual Report Date, as relevant, and the account numbers and names.  You may provide this information by referring to copies of broker transaction confirmations or account statements that contain the information and that are attached to the holdings report you submit.

3.             An executed copy of the letter attached to this Code as Appendix IV pursuant to which you have instructed each Broker that maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial Ownership on the Initial Report Date (subsequent letters will be provided with the quarterly transaction reports required below, and, therefore, need not be included with annual reports) to provide duplicate account statements and confirmations of all Securities transactions to Valu-Trac, unless the Chief Compliance Officer indicates that the information is otherwise available to Valu-Trac.

4.             The date you submitted the holdings report.

You are not required to submit holdings reports for any account over which you had no direct or indirect influence or control.

B.            Quarterly Transaction Reports

1.             Within 30 days after the end of each calendar quarter, you must submit to the Chief Compliance Officer a transaction report (a form of which is attached as Appendix III hereto) that contains, with respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

(a)           The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security involved;

(b)           The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

(c)           The price of the Reportable Security at which the transaction was effected;

(d)           The name of the Broker with or through which the transaction was effected;

(e)           The name and address of any Broker that maintained during the quarter any account holding any Reportable Securities in which you had a direct or indirect Beneficial Ownership, the account numbers and names, and the date when the account was established.  You may provide this information by referring to copies of broker transaction confirmations or account statements that contain the information and that are attached to the transaction report you submit.

(f)            An executed copy of the letter attached to this Code as Appendix IV pursuant to which you have instructed each Broker that has established during the quarter a new account over which you have direct or indirect influence or control to provide duplicate account statements and confirmations of all Securities transactions to Valu-Trac, unless the Chief Compliance Officer indicates that the information is otherwise available to Valu-Trac.

(g)           The date that you submitted the transaction report.

2.             Exceptions.  You are not required to submit a quarterly transaction report (a) with respect to any account over which you had no direct or indirect influence or control; (b) with respect to transactions effected pursuant to an “Automatic Investment Plan,”(12) unless otherwise requested by the Chief Compliance Officer, although transactions that override pre-set schedules or allocations of an Automatic Investment Plan, however, must be included in a quarterly transaction report; and (c) if such report would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer, provided that those trade confirmations or statements are received not later than 30 days after the close of the calendar quarter in which the transaction takes place.

C.            Use of Brokers

For avoidance of doubt, you may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of Reportable Securities of which you have, or by reason of the transaction will acquire or dispose of, Beneficial Ownership, except through an account that you have identified to Valu-Trac through a holding or transaction report.  Transactions through Brokers are permitted only after the Access Person has provided such Broker with a written notice of the Access Person’s affiliation with Valu-Trac and requested that copies of trade confirmations and statements be sent to the Chief Compliance Officer by a copy of the letter attached as Appendix IV hereto.  A copy of such written notice and request should also be provided to the Chief Compliance Officer.

D.            Review of Reports and Other Documents

The Chief Compliance Officer or his/her designee will promptly review each report submitted by Access Persons, and each account statement or confirmation from Brokers

(12) An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

that maintain their accounts.  To ensure adequate scrutiny, documents concerning a member of the Compliance Office will be reviewed by a different member of the Compliance Office.

Review of submitted holding and transaction reports will include not only an assessment of whether the Access Person followed all required procedures of this Code, such as preclearance for Initial Public Offerings and Limited Offerings, but may also compare the personal trading to any restricted lists; assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for Clients, and if so whether the Clients are receiving terms as favorable as the Access Person takes; periodically analyze the Access Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Access Person achieves for his or her own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

IV.           STATEMENT ON INSIDER TRADING – APPLICABLE TO ALL SUPERVISED PERSONS

A.            Background

Insider trading — trading Securities while in possession of material, nonpublic information or improperly communicating such information to others — may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment.  The SEC may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry.  In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether an inquiry by a regulatory body occurs, Valu-Trac views seriously any violation of this Statement on Insider Trading (the “Statement”).  Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or complex legal problems.  Supervised Persons should direct any questions relating to the Statement to the Chief Compliance Officer.  A Supervised Person must also notify the Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

B.            Statement of Firm Policy

1.             Buying or selling Securities on the basis of material nonpublic information is prohibited.  This would include purchasing or selling (a) for a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, (b) for a Client’s account, or (c) for Valu-Trac’s account.  If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” he or she should consult the Chief Compliance Officer.

2.             Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration (i.e., tipping) is prohibited.  Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel.  This would include any confidential discussions between the issuer and personnel of Valu-Trac.  The Chief Compliance Officer should be consulted should a question arise as to who is privy to material, nonpublic information.

3.             Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

4.             The following reviews principles important to this Statement:

(a)           What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities.  No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries.   Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  Material information may also relate to the market for a Security.  Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b)           What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace.  Tangible evidence of such dissemination is the best indication that the information is public.  For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

5.             Identifying Insider Information

Before executing any trade for oneself or others, including Clients, a Supervised Person must determine whether he or she has access to material, nonpublic information.  If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

(a)           Immediately alert the Chief Compliance Officer, so that the applicable Security is placed on the Restricted List.

(b)           Do not purchase or sell the Securities on his or her behalf or for others, including Clients.

(c)           Do not communicate the information inside or outside of Valu-Trac, other than to the Chief Compliance Officer or to the General Counsel of Valu-Trac.

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action Valu-Trac should take.

6.             Contacts With Public Companies; Tender Offers

Contacts with public companies may represent part of Valu-Trac’s research efforts and Valu-Trac may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, nonpublic information.  For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors.  In such situations, Valu-Trac must make a judgment about its further conduct.  To protect oneself, Clients, and Valu-Trac itself, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities.  Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either.  Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.            Procedures To Implement Statement

1.             Responsibilities of Supervised Persons

(a)           All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur.  In this regard, all Supervised Persons are responsible for:

(i)            Reading, understanding and consenting to comply with the insider trading policies contained in this Statement.  (Supervised Persons will be required to sign an acknowledgment that they have read and understood their responsibilities under the Code);

(ii)           Ensuring that no trading occurs for their account or for any account over which they have direct or indirect influence or control (including for any Client’s account) in Securities for which they have material, nonpublic information;
(iii)          Not disclosing insider information obtained from any source whatsoever to inappropriate persons.  Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;
(iv)          Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected;
(v)           Ensuring that Valu-Trac receives copies of confirmations and statements from Brokers for accounts of Supervised Persons and members of the Immediate Family of such Supervised Persons; and
(vi)          Advising the Chief Compliance Officer of all outside activities, directorships, or major ownership (over 5%) in a public company.  No Supervised Person may engage in any outside activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Chief Compliance Officer.

2.             Security

In order to prevent accidental dissemination of material nonpublic information, personnel must adhere to the following guidelines.

(a)           Inform management when unauthorized personnel enter the premises.

(b)           Lock doors at all times in areas that have confidential and secure files.

(c)           Refrain from discussing sensitive information in public areas.

(d)           Refrain from leaving confidential information on message devices.

(e)           Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.

(f)            Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

(g)           Do not allow passwords to be given to unauthorized personnel.

V.            POLICY ON GIFTS – APPLICABLE TO ALL SUPERVISED PERSONS

A.            You may not accept any gift or entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, from any person or entity that does business, or desires to do business, with Valu-Trac directly or on behalf of a Client.

B.            You may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Clients.  Please do not give or receive gifts or entertainment that would be embarrassing to you or Valu-Trac if made public.

VI.           COMPLIANCE – APPLICABLE TO ALL SUPERVISED PERSONS

A.            Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code and that you have read and understood this Code.  A form for this purpose is attached to this Code as Appendix I.

B.            Annual Certificate of Compliance

You are required to certify upon your becoming a Supervised Person or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code.  Each annual certificate will also state that you have complied with all of the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings and transactions as required hereunder during the prior year.  A form for this purpose is attached to this Code as Appendix VI.

C.            Remedial Actions

If you violate this Code (including filing a late, inaccurate or incomplete holdings or transaction report), you shall be subject to remedial actions, which may include, but are not limited to, any one or more of the following:  (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be substantial); (5) withholding of salary and/or bonus; (6) suspension of employment (with or without pay); (7) termination of employment; and (8) referral to civil or governmental authorities for possible civil or criminal prosecution.

VII.          RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at the Firm’s principal place of business in an easily accessible, but secured, place.

A.            A record of the names of persons who are currently, or within the past five years were, Access Persons of Valu-Trac, subject to this Code during that period.

B.            The Annual Certificate of Compliance signed by all Supervised Persons acknowledging receipt of copies of this Code and acknowledging they are subject to it and will comply with its terms.  All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

C.            A copy of each Code that has been in effect at any time during the five-year period.

D.            A copy of each report made by an Access Person pursuant to this Code, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports.

E.             A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when such violations were committed.

F.             A record of any decision, and the reasons supporting the decision, to approve the acquisition of Initial Public Offerings or Limited Offerings by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

G.            A record of all reports made by the Chief Compliance Officer related to this Code.

VIII.        NOTICES.

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer or Chief Executive shall be considered delivered if delivered by hand to the Chief Compliance Officer or Chief Executive, respectively.

IX.           REVIEW.

This Code shall be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Valu-Trac or Supervised Persons.  Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Code.

Appendix I

VALU-TRAC INVESTMENT MANAGEMENT LIMITED

ACKNOWLEDGMENT AND CERTIFICATION

PERSONAL INVESTMENT AND TRADING POLICY
STATEMENT ON INSIDER TRADING
AND
CODE OF ETHICS

I hereby certify to Valu-Trac Investment Management Limited (“Valu-Trac”) that:

(1)           I have received and reviewed Valu-Trac’s Code of Ethics, including Personal Investment and Trading Policy, and Statement on Insider Trading (the “Code”);

(2)           To the extent I had questions regarding any policy or procedure contained in the Code, I received satisfactory answers to those questions from the Chief Compliance Officer;

(3)           I fully understand the policies and procedures contained in the Code;

(4)           I understand and acknowledge that I am subject to the Code;

(5)           I will comply with the policies and procedures contained in the Code at all times during my association with Valu-Trac, and agree that the Code will continue to apply to me subsequent to the termination of my association with Valu-Trac in connection with:  (1) transactions in Securities (as defined in the Code) with respect to which I possess material, nonpublic information that I obtained while I was associated with Valu-Trac and (2) transactions in Securities initiated, but not completed, prior to the termination of my association with Valu-Trac; and

(6)           I understand and acknowledge that if I violate any provision of the Code,  I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine (which may be substantial); (d) demotion (which may be substantial); (e) withholding of salary and/or bonus; (f) suspension of employment (with or without pay);  (g) termination of employment; or (h) referral to civil or governmental authorities for possible civil or criminal prosecution. (1)

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Date:
Signature

Print Name

(1) The antifraud provisions of the United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic Securities markets.  In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

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Appendix II

VALU-TRAC INVESTMENT MANAGEMENT LIMITED

INITIAL AND ANNUAL REPORT OF
PERSONAL SECURITIES HOLDINGS

Capitalized terms used in this report form are defined in Valu-Trac’s Code of Ethics, including Personal Investment and Trading Policy, and Statement on Insider Trading (the “Code”).  In accordance with the Code, within ten days after you become an Access Person, and no later than November 28th of each year thereafter, please provide:  (1) a list of all Reportable Securities (this includes not only Reportable Securities held by brokers, but also Reportable Securities held at home, in safe deposit boxes, or by an issuer) for which you had direct or indirect Beneficial Ownership as of the Initial Report Date, and for annual reports, as of a date no earlier than the Annual Report Date; (2) the name and address of any Broker that maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial Ownership on the Initial Report Date or the Annual Report Date, as relevant, and the account numbers and names; and (3) an executed copy of the letter attached to the Code as Appendix IV for each Broker that  maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial Ownership on the Initial Report Date.

(1)	Name of employee:

(2)	If different than #1, name of the person in whose name the account is held:

(3)	Relationship of (2) to (1):

(4)	Broker(s) at which Account is Maintained

(5)	Account Number(s):

(6)	Telephone number(s) of Broker:

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(7)

For each account, attach your most recent account statement listing Securities in that account. This information must be current as of a date no more than 45 days before this report is submitted. If you own Securities that are not listed in an attached account statement, list them below:

Name of Security*	Symbol	Quantity	Value

1.

2.

3.

4.

5.

*Including principal amount, if applicable.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities of which I have Beneficial Ownership.

I also certify that I have caused duplicate confirmation and account statements to be sent to the Chief Compliance Officer of Valu-Trac for every brokerage account listed above that trades in Securities.

Signature

Print Name

Date:

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Appendix III

VALU-TRAC INVESTMENT MANAGEMENT LIMITED
QUARTERLY BROKERAGE ACCOUNT
AND NON-BROKER TRANSACTION REPORT

Capitalized terms used in this report form are defined in Valu-Trac’s Code of Ethics, including Personal Investment and Trading Policy, and Statement on Insider Trading (the “Code”).  In accordance with the Code, you must cause each Broker that maintains an account over which you have direct or indirect influence or control and that holds Reportable Securities for which you have direct or indirect Beneficial Ownership, to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Chief Compliance Officer, within 30 days of the end of each calendar quarter, all transactions in Reportable Securities for which you have direct or indirect Beneficial Ownership effected without the use of a Broker.

I have requested that you receive duplicate statements and confirms on my behalf from the following brokers:

Name	Broker	Account Number	Date	Date Account Opened

The following are Securities transactions that have not been reported and/or executed through a Broker (e.g., direct purchase of a Limited Offering) during the previous calendar quarter.

Date	Buy/Sell	Security Name/Ticker Symbol/CUSIP	Interest Rate/ Maturity Date	Amount	Price	Broker

By signing this document, I am certifying that I have caused duplicate confirmation and account statements to be sent to the Chief Compliance Officer of Valu-Trac for every brokerage account that trades in Reportable Securities (as defined in the Code). This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

Date	Signature

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1.                                       Date.  In the case of a market transaction, state the trade date (not the settlement date).

2.                                       Buy/Sell.  State the character of the transaction (e.g., purchase or sale, exercise of option).

3.                                       Security Name/Ticker Symbol/CUSIP.  State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt securities) .  In the case of the acquisition or disposition of a security futures contract or put, call option or other right on a security, state the title of the Security subject to the future or option and the expiration date of the future or option.

4.                                       Interest Rate/Maturity Date.  If a debt Security, state the interest rate, principal amount and maturity date.

5.                                       Amount.  State the number of shares of stock, the face amount of debt Securities or other units of other Securities.  For security futures or options, state the amount of Securities underlying the future or option.  If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of Securities involved in the transaction.  In such cases, you should also indicate the extent of your interest in the transaction.

6.                                       Price.  State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution.  In the case of an option, state the price at which it is currently exercisable.  In the case of a security future, state the price at which it was opened and/or closed or at which you took delivery.

7.                                       Broker.  State the name of the broker, dealer or bank with or through whom the transaction was effected.

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Appendix IV

VALU-TRAC INVESTMENT MANAGEMENT LIMITED

LETTER OF DIRECTION

[Name of broker, bank, dealer or other institution]

[Address of broker, bank, dealer or other institution]

Re:          Notification of Account Approval

Dear Ladies and Gentleman:

We are providing this letter to you at the request of ______________________________, (the “Employee”), who is employed by or otherwise associated with Valu-Trac Investment Management Limited and who holds the account(s) listed below with your firm.  Please accept this letter as confirmation that we are aware of and have authorized the Employee to maintain such account(s).

Account Name	Account Number

By his or her signature below, Employee hereby requests that you forward duplicate monthly account statements and trade confirmations relating to the account(s) listed above to the following address:

Valu-Trac Investment Management Limited
Mains of Orton, Orton, Fochabers, Moray IV32 7QE, Scotland
Attention:  Chief Compliance Officer

Signature of Employee:

Please direct any questions or comments you may have to my attention. I can be reached at (0044) 1343- 880217.  Thank you for your cooperation.

Sincerely yours,

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Appendix V

ACCESS PERSON TRADE PRE-CLEARANCE FORM
PLEASE USE A SEPARATE FORM FOR EACH INITIAL PUBLIC OFFERING OR
LIMITED OFFERING

Name of Employee (please print)

Department		Supervisor	Telephone

Broker		Account Number	Telephone

☐ Buy ☐ Sell			Ticker Symbol

Quantity		Issue (Full Security Description)

Source of Idea (please explain where you learned of the Trade Opportunity):

IPO	Private
Placement

☐ Yes ☐ No ☐ Yes ☐ No

Approvals

This area reserved for Chief Compliance Officer use only

Trade Has Been		Date Approved

☐ Approved ☐ Not Approved

Legal / Compliance (if required)

Unless otherwise indicated, approvals are valid until the close of business on the day approval has been granted.  Accordingly, GTC (good till canceled) orders are prohibited.  If a trade is not executed by the close of business, resubmitting a new preclearance form is required.  It is each employee’s responsibility to comply with all provisions of Valu-Trac’s Code of Ethics, including Personal Investment and Trading Policy, and Statement on Insider Trading (the “Code”).

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Obtaining preclearance satisfies the preclearance requirements of the Code with respect to Initial Public Offerings and Limited Offerings, but does not imply compliance with the Code’s other provisions.

Preclearance procedures apply to all employees and their Immediate Family (as defined by the Code) including:  a) all accounts in the name of the employee or the employee’s spouse or minor children; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion.  Please see the Code for the complete definition of Immediate Family.

By signing below the employee certifies the following:  The employee agrees that the above order is in compliance with the Code and is not based on knowledge of an actual Client order within the previous seven calendar days in the Security that is being purchased or sold, or knowledge that the Security is being considered for purchase or sale in one or more specific Client accounts, or knowledge of a change or pendency of a change of an investment management recommendation.  The employee also acknowledges that he or she is not in possession of material, inside information pertaining to the Security or the issuer of the Security.

Employee Signature	Date

PLEASE SEND A COPY OF THIS COMPLETED FORM TO THE CHIEF COMPLIANCE OFFICER.

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Appendix VI

VALU-TRAC INVESTMENT MANAGEMENT LIMITED

ANNUAL CERTIFICATION OF COMPLIANCE

In accordance with the requirements of Valu-Trac’s Code of Ethics, including Personal Investment and Trading Policy, and Statement on Insider Trading (the “Code”), I hereby certify that:

(1) I have disclosed, reported, or caused to be reported all holdings and transactions as required under the Code during that year; and

(2) for the year ended May 28th , 2007, I have complied with all of the requirements of the Code during that year, except as follows (if no exceptions apply, please initial here                 ; if exceptions apply, please describe below).

I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

Date:
Signature

Print Name

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